Exhibit 99

The Fifth Third Bancorp
Master Profit Sharing Plan

Financial Statements for the Years Ended
December 30, 2002 and 2001 and
Supplemental Schedule as of December 30, 2002
and Independent Auditors’ Report for
Inclusion in the Annual Report (Form 5500)
to the Internal Revenue Service

THE FIFTH THIRD BANCORP MASTER PROFIT SHARING PLAN

INDEX TO FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULE

FOR THE FIFTH THIRD BANCORP MASTER PROFIT SHARING PLAN

FOR THE YEARS ENDED DECEMBER 30, 2002 AND 2001

Page

INDEPENDENT AUDITORS’ REPORT	1

FINANCIAL STATEMENTS:

Statements of Net Assets Available for Benefits as of December 30, 2002 and 2001	2

Statements of Changes in Net Assets Available for Benefits for the Years Ended December 30, 2002 and 2001	3

Notes to Financial Statements for the Years Ended December 30, 2002 and 2001	4-7

SUPPLEMENTAL SCHEDULE:

Schedule H, Line 4i- Schedule of Assets Held (at End of Year), December 30, 2002	8-10

SUPPLEMENTAL SCHEDULES OMITTED—The following supplemental schedules are omitted because of the absence of conditions under which they are required:

Assets Acquired and Disposed Within the Plan Year

Party-in-Interest Transactions

Obligations in Default

Leases in Default

Reportable Transactions—Single Transactions

Reportable Transactions—Series of Transactions

INDEPENDENT AUDITORS’ REPORT

Fifth Third Bancorp and the Trustees of The Fifth Third

  Bancorp Master Profit Sharing Plan:

We have audited the accompanying statements of net assets available for benefits of The Fifth Third Bancorp Master Profit Sharing Plan (the “Plan”) as of December 30, 2002 and 2001, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan at December 30, 2002 and 2001, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule listed in the accompanying index is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan’s management. Such schedule has been subjected to the auditing procedures applied in the audit of the basic 2002 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as whole.

/S/    DELOITTE & TOUCHE LLP

Cincinnati, OH

June 23, 2003

THE FIFTH THIRD BANCORP MASTER PROFIT SHARING PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

AS OF DECEMBER 30, 2002 AND 2001

	2002	2001

INVESTMENTS, at fair value
Cash	$965,880	$—
Common stock of Fifth Third Bancorp	254,003,601	179,018,316
Collective funds:
Cash equivalents	65,712,682	31,944,442
Fixed income	84,821,797	56,473,856
Equity	129,231,886	152,991,529
Mutual funds	141,464,393	109,743,619
Participant notes receivable	4,277,825	1,736,337

Total investments	680,478,064	531,908,099

ACCRUED INVESTMENT INCOME	1,188,358	719,331

CONTRIBUTIONS RECEIVABLE FROM SUBSIDIARIES OF FIFTH THIRD BANCORP	31,682,728	21,012,321

NET ASSETS AVAILABLE FOR BENEFITS	$713,349,150	$553,639,751

See notes to financial statements.

THE FIFTH THIRD BANCORP MASTER PROFIT SHARING PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

FOR THE YEARS ENDED DECEMBER 30, 2002 AND 2001

	2002	2001

ADDITIONS:
Income (loss) from investments:
Interest	$1,300,379	$1,222,321
Dividends	4,439,960	2,066,647
Net depreciation in fair value of investments	(109,159,978)	(23,081,841)

Total loss from investments	(103,419,639)	(19,792,873)

Contributions from subsidiaries of Fifth Third Bancorp	41,643,709	28,132,340
Contributions from participants	53,917,899	32,505,193

Total contributions	95,561,608	60,637,533

Other	181,912	246,585
Transfer of plan assets from acquired companies	250,940,769	67,399,668

Total additions	243,264,650	108,490,913

DEDUCTIONS:
Benefits paid to participants	(83,461,565)	(41,184,779)
Other disbursements	(93,686)	(285,832)

Total deductions	(83,555,251)	(41,470,611)

INCREASE IN NET ASSETS AVAILABLE FOR BENEFITS	159,709,399	67,020,302

NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	553,639,751	486,619,449

End of year	$713,349,150	$553,639,751

See notes to financial statements.

THE FIFTH THIRD BANCORP MASTER PROFIT SHARING PLAN

NOTES TO FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 30, 2002 AND 2001

1.      DESCRIPTION OF PLAN

The following brief description of The Fifth Third Bancorp Master Profit Sharing Plan (the “Plan”) is provided for general information purposes only. Participants should refer to the Plan agreement for more complete information.

General—The Plan is a defined contribution profit sharing plan, with a 401(k) feature, with separate accounts maintained for each participant. Each regular employee of a participating Fifth Third Bancorp (“Bancorp”) subsidiary, if employed before November 1, 1996, automatically became a participant on the first payroll date after becoming an employee. With regard to the profit sharing feature, employees whose employment commenced on or after November 1, 1996 shall become participants after one year of service. For the 401(k) feature, employees are eligible to participate immediately upon employment by the Bancorp. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”). The original Plan became effective December 31, 1954 and was last amended in its entirety effective December 31, 2000. As a result of this amendment, modifications to funding and contributions became effective on December 31, 2000.

Administration—Fifth Third Bank, a wholly-owned subsidiary of Bancorp, serves as the trustee of the Plan. The investment assets of the Plan are held in separate trust funds by Fifth Third Investment Advisors where such assets are managed.

Funding and Vesting—The Bancorp’s profit sharing contribution to the Plan is an amount determined annually by the Board of Directors of the Bancorp and allocated to participants in accordance with the provisions of the Plan.

The profit sharing contribution by the Bancorp and any forfeitable balances remaining in the accounts of participants who terminate their employment are allocated to participants in the proportion that the compensation of each participant bears to the compensation of all participants for the Plan year.

Gains and losses under the Plan are valued on a daily basis.

Bancorp profit sharing contributions are allocated to eligible employees according to the following schedule:

0%—Less than one year of service
25%—One year of service, but less than two years of service
50%—Two years of service, but less than three years of service
75%—Three years of service, but less than four years of service
100%—Four years of service or more

Participants are 100% vested in these contributions, subject to limited forfeiture for competition or dishonesty.

The Plan permits voluntary contributions from participants up to 20% of their compensation. Such contributions are credited directly to the participants’ accounts and are fully vested. Contributions may be allocated to the available investment options at the discretion of the participant. The Bancorp matches participants’ voluntary pre-tax contributions up to a maximum of 6% of eligible annual compensation. Participants are eligible for matching after one year of service according to the following schedule:

25% match	– One year of service, but less than ten years of service
50% match	– Ten years of service, but less than twenty years of service
75% match	– Twenty years of service or more

Participants are 100% vested in matching contributions, subject to limited forfeiture for competition or dishonesty. Generally, participants must be employed on the last day of the Plan year to be eligible for the profit sharing contribution.

Both voluntary contributions and Bancorp matching contributions are subject to statutory limitations.

Termination—Although it has not expressed its intention to do so, the Bancorp has the right under the Plan to discontinue the contributions of any participating Bancorp subsidiary at any time and to amend or terminate the Plan subject to the provisions set forth in ERISA. If the Plan were to be terminated, the value of the proportionate interest of each participant would be determined as of the date of termination, and this amount would be fully vested and nonforfeitable.

Benefits—The Plan provides for payment of benefits of accumulated vested amounts upon termination of employment. Benefits are generally payable in the form of lump-sum payments or periodic payments.

Benefits Payable—Benefits payable, consisting of amounts owed but not paid as of year end for payments to terminated employees, are not recorded as a liability within the financial statements. Benefits payable as of December 30, 2002 and 2001 were $11,214,902 and $6,630,361, respectively.

Tax Status—The Internal Revenue Service has determined and informed the Bancorp by a letter dated September 18, 1997, that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code (“IRC”). The Plan has been amended since receiving the determination letter. However, the Plan administrator and the Plan’s tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

Investment Options:

•	The Fifth Third Balanced Fund contains investments in common stock with a smaller percentage in bonds and cash equivalents.

•	The Fifth Third Prime Money Market Fund contains short-term fixed and variable rate income investments.

•	The Fifth Third Stock Fund contains shares of the Bancorp common stock and short-term liquid investments.

•	The Fifth Third Quality Growth Fund contains investments in common stocks that are perceived to be high quality.

•	The Fifth Third Mid Cap Fund contains investments in middle capitalization companies.

•	The Fifth Third International Equity Fund contains investments in common stocks headquartered outside of the United States.

•	The Fifth Third Technology Fund contains investments in stocks of established and emerging technology companies.

•	The Fifth Third Value Fund contains investments in a highly diversified portfolio of stocks that are perceived to be undervalued in the market.

•	The Fifth Third Fixed Income Fund contains investments in investment grade securities.

Participant Notes Receivable—Effective as of November 1, 1996, participants may borrow from certain of their fund accounts a minimum of $1,000 up to the lesser of $50,000 or 50% of the nonforfeitable portion of their account balance. Each loan, by its terms, is required to be repaid within five years. The loans are secured by the balance in the participant’s account and bear interest at a rate equal to the rate charged by the Bank on a similar loan as determined quarterly by the Plan administrator. Interest rates on loans originated during 2002 and 2001 were 4.75-10.5% and 7.0-10.5%, respectively. Principal and interest is paid by the participant through payroll deductions authorized by the participant.

Withdrawals—Subject to the Plan administrator’s sole and absolute discretion, participants are allowed to withdraw an amount not to exceed the total amount of that participant’s voluntary contributions for financial hardship purposes.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following are the significant accounting policies followed by the Plan:

General—The accounting records of the Plan are maintained on the accrual basis of accounting.

Valuation of Investments—Quoted market prices are used to value equity securities and mutual funds. The fair values of bonds are based on yields currently available on comparable securities of issuers with similar credit ratings. The fair value of collective funds is based on the fair market value of investments in the fund.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the plan administrator to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

The Plan invests in various securities, which may include U.S. Governmental securities, corporate debt instruments and corporate stocks. Investment securities, in general, are exposed to various risks, such as interest rate, credit and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the statements of net assets available for plan benefits.

3.    INVESTMENTS

Investments representing more than five percent of net assets at December 30, 2002 and 2001 are as follows:

	Fair Value
	2002	2001
Fifth Third Bank Common Stock Fund for Employee Benefit Plans	$86,260,226	$107,796,179
Fifth Third Bank Fixed Income Fund for Employee Benefit Plans	84,821,797	56,473,856
Fifth Third Bank Middle Capitalization Fund for Employee Benefit Plans	< 5%	40,717,963
Fifth Third International Equity Fund	< 5%	28,190,488
Fifth Third Quality Growth Fund	85,088,723	55,302,448
Fifth Third Bancorp common stock	254,003,601	179,018,316
Fifth Third Prime Money Market Fund	57,669,269	< 5%

The following table represents the net appreciation (depreciation) in fair value of investments for the Plan for the years ended:

	Year Ended December 30,
	2002	2001
Net appreciation (depreciation) in fair value of investments:
Common stock of Fifth Third Bancorp	$(10,138,567)	$7,422,430
Collective funds—fixed income and equity	(41,926,075)	(14,783,583)
Mutual funds	(57,095,336)	(15,720,688)

Total	$(109,159,978)	$(23,081,841)

4.    TRANSACTIONS WITH RELATED PARTIES

Fifth Third Bank provides the Plan with certain accounting and administrative services for which no fees are charged.

At December 30, 2002 and 2001, the Plan held 4,338,234 and 2,888,790 shares of the Bancorp’s common stock, respectively, with fair values of $254,003,601 and $179,018,316, respectively (see Note 1).

5.    PLAN ASSETS FROM ACQUIRED COMPANIES

During 2002, $250,940,769 was transferred into the Plan as a result of the merger of the Old Kent Thrift Plan. During 2001, $57,709,307 and $9,690,361 was transferred to the Plan as a result of the merger of the Citizens Incentive Savings Plan and Ottawa Financial Corporation Employee Stock Ownership Plan, respectively.

******

THE FIFTH THIRD BANCORP MASTER PROFIT SHARING PLAN

SCHEDULE H, LINE 4i

SCHEDULE OF ASSETS HELD (AT END OF YEAR)

AS OF DECEMBER 30, 2002

Par Value/
No. of		Current
Shares	Asset Description	Market

	BALANCED FUND:

	COLLECTIVE FUNDS—CASH EQUIVALENTS:
1,806,729	Fifth Third Banksafe Trust	$1,806,729

	COLLECTIVE FUNDS—FIXED INCOME:
1,257,742	Fifth Third Bank Fixed Income Fund for Employee Benefit Plans	67,238,893

	COLLECTIVE FUNDS—EQUITY:
386,349	Fifth Third Bank Common Stock Fund for Employee Benefit Plans	86,260,226

510,427	Fifth Third Bank Middle Capitalization Fund for Employee Benefit Plans	33,683,084

	Total Collective Funds—Equity	119,943,310

185,490	COMMON STOCK—Fifth Third Bancorp	10,860,440

3,137,936	MUTUAL FUNDS—Fifth Third International Equity Fund	22,561,757

	Total Balanced Fund	222,411,129

SUPPLEMENTAL

SCHEDULE

THE FIFTH THIRD BANCORP MASTER PROFIT SHARING PLAN

SCHEDULE H, LINE 4i

SCHEDULE OF ASSETS HELD (AT END OF YEAR)

AS OF DECEMBER 30, 2002 (Continued)

Par Value/ No. of Shares	Asset Description	Current Market

57,669,269	PRIME MONEY MARKET FUND:
	Prime Money Market Fund	$57,669,269

	Total Prime Money Market Fund	57,669,269

	STOCK FUND:
6,236,684	Fifth Third Banksafe Trust	6,236,684
4,152,744	Common Stock—Fifth Third Bancorp	243,143,161

	Total Stock Fund	249,379,845

	QUALITY GROWTH FUND:
7,043,768	Mutual Funds—Fifth Third Quality Growth Fund	85,088,723

	Total Quality Growth Fund	85,088,723

	MID CAP FUND:
2,251,086	Mutual Funds—Fifth Third Middle Capitalization Fund	22,443,321

	Total Mid Cap Fund	22,443,321

	INTERNATIONAL EQUITY FUND:
993,720	Mutual Funds—Fifth Third International Equity Fund	7,144,850

	Total International Equity Fund	7,144,850

	TECHNOLOGY FUND:
742,661	Mutual Funds—Fifth Third Technology Fund	4,225,742

	Total Technology Fund	4,225,742

	VALUE FUND:
239,273	Collective Funds—Fifth Third Value Fund for Employee Benefit Plans	9,288,576

	Total Value Fund	9,288,576

SUPPLEMENTAL

SCHEDULE

THE FIFTH THIRD BANCORP MASTER PROFIT SHARING PLAN

SCHEDULE H, LINE 4i

SCHEDULE OF ASSETS HELD (AT END OF YEAR)

AS OF DECEMBER 30, 2002 (Continued)

Par Value/ No. of Shares	Asset Description	Current Market

	FIXED INCOME FUND:
328,898	Collective Funds—Fifth Third Fixed Income Fund	$17,582,904

	Total Fixed Income Fund	17,582,904

	LOAN FUND:
	Participant Notes Receivable (Interest Rate 4.75-10.5%)	4,277,825

	Total Loan Fund	4,277,825

	Cash	965,880

	TOTAL	$680,478,064